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                                                                   EXHIBIT 10.15


                             KEY EMPLOYEE AGREEMENT
                             ----------------------

     In consideration of my employment by Merck-Medco Managed Care, L.L.C., and/or any of its corporate parents, subsidiaries, divisions or affiliates, or the successors or assigns of any of the foregoing (hereinafter collectively referred to as "Employer"), I hereby agree as follows:

1. Property Rights. All data, concepts, ideas, designs, findings, discoveries, inventions, improvements, advances, methods, formulas, plans, programs (computer or otherwise), practices, techniques, developments and relationships with customers and prospective customers relating in any way to the present and/or contemplated products, services, or business of the Employer (collectively "Developments") that I may conceive, make, invent or suggest during or as a result of my employment by the Employer, whether acting alone or in conjunction with others, shall be the sole and absolute property of the Employer free of any rights of any kind on my part. I will promptly make full disclosure of all Developments to the Employer. I agree to do all acts and things (including, among others, the execution and delivery of patent and copyright applications and instruments of assignment) deemed by the Employer to be necessary or desirable at any time in order to effect the full assignment to the Employer of my rights, if any, to such Developments.

2. Covenant Against Use and Disclosure. I recognize that in connection with my employment, I may learn of, and/or it may be desirable or necessary for the Employer to disclose to me confidential information ("Confidential Information"). I understand that Confidential Information is valuable and proprietary to the Employer (or to third parties that have entrusted the Confidential Information to the Employer). I agree that, except as required by my employment with the Employer, I will not at any time, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity without the express prior written consent of the Employer. The term Confidential Information shall include, but shall not be limited to: (a) customer lists, lists of potential customers and details of agreements with customers; (b) acquisition, expansion, marketing, financial and other business information and plans of the Employer;
(c) research and development; (d) data concerning usage of prescription drugs and any other data compiled by the Employer; (e) computer programs; (f) sources of supply; (g) identity of specialized consultants and contractors and Confidential Information developed by them for the Employer; (h) purchasing, operating and other cost data; (i) special customer needs, cost and pricing data; (j) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (k) patient records and data, including all such information recorded in manuals, memoranda, projections, minutes, plans, drawings, designs, formula books, specifications, computer programs and records, whether or not legended or otherwise identified by the Employer as Confidential Information, as well as such information that is the subject of meetings and discussions and not recorded. Confidential Information shall not include such information that is generally available to the public (other than as a result of a disclosure by me or others in violation of law or agreement) or that is disclosed to me by a third party under no obligation to keep such information confidential.

3. Return of Documents. Upon the termination of my employment with the Employer or upon the Employer's request, whichever is sooner, I shall immediately deliver to the Employer all plans, designs, drawings, specifications, listings, manuals, records, notebooks, computer memory, disks or programs, and similar repositories of or containing Confidential

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Information or other data relating to the Employer's products, services, or business then in my possession or control or available from other persons receiving such documents from me, whether prepared by me or others. I shall not retain any copies or abstracts of any such documents.

4. Restrictions on Competitive Employment. During my employment, and for a period of twelve (12) months following the termination of my employment, I will not (as an individual, principal, agent, employee, consultant, or otherwise), directly or indirectly in any territory in which the Employer and/or any of its affiliates does business and/or markets its products and services, engage in activities competitive with, nor render services to any firm or business engaged or about to become engaged in the Business of the Employer. The Business of the Employer includes, but is not limited to, the following businesses: (i) the third party prescription drug claims processing business; (ii) the design, development or marketing of or consulting as to, prescription drug benefit plans; (iii) the provision of mail service pharmacy (including all those products and services that are presently or hereafter marketed by the Employer, or that are in the development state at the time of termination of my employment and are actually marketed by the Employer and/or its affiliates thereafter);
(iv) the collection, analysis and/or sale of data relating to prescription drug utilization; (v) the pharmacy benefit management and disease management businesses; (vi) the organization and administration of retail pharmacy networks; and (vii) any other business in which the Employer and/or any of its affiliates is then engaged as to which I have involvement in the course of my employment hereunder and/or acquired or received Confidential Information, (hereinafter collectively, the "Business of the Employer"). In addition, I will not have an equity interest in any such firm or business other than as a 1% or less shareholder of a public corporation. The restrictions contained in this paragraph 4 shall not extend to pharmaceutical manufacturers, other than those entities which include businesses competing with Merck-Medco Managed Care, L.L.C., or its subsidiaries.

5. Restrictions Against Solicitation and Inducement. During my employment and for a period of twelve (12) months following the termination of my employment, I will not, directly or indirectly: (i) solicit or contact any customer or targeted potential customer of the Employer and/or its affiliates upon whom I called or whom I solicited or with whom I became acquainted after commencement of my employment; (ii) induce or attempt to induce, any employees, agents or other consultants of the Employer and/or its affiliates to do anything from which I am restricted by reason of this Agreement; (iii) offer or aid others to offer employment to any employees, agents, or consultants of the Employer and/or its affiliates; or (iv) provide services to any customer or otherwise interfere with or disrupt any contractual or potential contractual relationship between any customer and the Employer and/or its affiliates.

6. Compliance Not Contingent Upon Additional Consideration. I have not been promised, and I shall not claim, any additional or special payment for any of the covenants and agreements contained in this Agreement.

7. Employment Status. This Agreement does not constitute a contract of employment or an implied promise to continue my employment or status with the Employer; nor does this Agreement affect my rights or the rights of the Employer to terminate my employment status at any time with or without cause.

8. Severability. I acknowledge that the terms of this Agreement are fair and reasonable at the date signed by me. However, in light of the possibility of a change of conditions or differing interpretations by a court of what is fair and reasonable, I agree that if any one or more of the terms, provisions, covenants, or restrictions of this Agreement shall

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be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated. Further, if any one or more of the terms, provisions, covenants or restrictions contained in this Agreement shall for any reason be determined by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed, by limiting or reducing it, so as to be enforceable to the maximum extent compatible with then applicable law.

9. Successors and Assigns. This Agreement shall be binding upon my heirs, executors, and administrators, and shall inure to the benefit of and be binding upon the successors and assigns of the Employer.

10. Non-Waiver/Remedies. Any waiver by the Employer of a breach of any provision or covenant in this Agreement shall not operate or be construed as a waiver of any subsequent breach or of any rights which the Employer may otherwise have. I acknowledge that breach of this Agreement would cause grave and irreparable injury to the Employer that would not be compensable in money damages, and therefore, in addition to the Company's other express or implied remedies, the Company shall be entitled to injunctive and other equitable relief to prevent any actual intended or likely injuries that may result from such breach. However, nothing in this Agreement shall limit any other right or remedy to which the Employer may be entitled.

11. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of New Jersey, without regard to principles of conflict of laws.



/s/ [Illegible]                           /s/ Timothy C. Wentworth
--------------------------------------    --------------------------------
Witness                                   Employee

December 10, 1998
------------------------------------      Print Name: Timothy C. Wentworth
Date                                                  ---------------------